TRANCHE A
                  CONVERTIBLE PROMISSORY NOTE


$250,000                                Boston, Massachusetts
April 9, 1996


           FOR VALUE RECEIVED, the undersigned, GROSSMAN'S
INC., a Delaware corporation (the "Company"), having its principal offices at 45 Dan Road, Canton, Massachusetts 02021, hereby unconditionally promises to pay to CONTINENTAL ASSURANCE COMPANY, or any subsequent holder of this Note (the "Payee"), at 333 South Wabash, 41 South, Chicago, Illinois 60685, or at such other place as the Payee may designate from time to time in writing to the Company, in lawful money of the United States of America and in immediately available funds, the principal amount of Two Hundred Fifty Thousand Dollars ($250,000), together with interest on the unpaid principal amount of this Note from time to time outstanding from and including the date hereof until this Note is paid in full, at 10% per annum, payable in semi-annual installments as set forth below.

           1.    Payment.

                 (a) The principal amount of the indebtedness evidenced hereby shall be payable in full on March 31, 1999.

                 (b) The Company shall pay interest on the unpaid principal amount of this Note (including, without limitation, each Interest Deferral Note (as defined below) issued pursuant to this Section 1(b)) semi-annually in arrears on March 31 and September 30 of each year (each, an "Interest Payment Date") commencing on September 30, 1996, and on each date of payment of principal of this Note (at maturity, by acceleration or otherwise), at a rate equal to 10% per annum (based on a year of 360 days and the actual number of days elapsed); provided, however, that on each such Interest Payment Date, unless there exists an Event of Default hereunder, the regularly scheduled interest payable hereunder may be paid, at the election of the Company, either (i) all in cash, (ii) by delivery to the Payee of a note for such amount dated such Interest Payment Date, payable to Payee and duly executed and delivered by Payee substantially in the form of Exhibit I hereto (each, an "Interest Deferral Note") or (iii) in part in cash and with the balance evidenced by an Interest Deferred Note. Without limiting the generality of the foregoing, interest paid in connection with any prepayment of principal pursuant to Section 1(d) hereof may be paid only in cash.

                 (c) If any date set for payment is not a business day, then the payment date shall be extended to the next succeeding business day, and during any such extension interest on the principal amount of this Note outstanding shall accrue and be payable at the applicable rate.

                 (d) This Note may not be prepaid in whole or in part without the prior written consent of the Payee; provided, however, that the Company shall have the right to prepay, without premium or penalty, the outstanding principal amount of this Note, in whole in part, in the event of the merger or consolidation of the Company, or the sale, transfer, assignment or disposition of all or substantially all of the Company's assets. Any prepayment made pursuant to the preceding proviso (i) shall be made upon thirty days' irrevocable prior written notice to the Payee specifying (A) the date and amount of such prepayment and (B) the event giving rise to such prepayment and (ii) shall be accompanied by the payment of accrued and unpaid interest in cash on the amount being prepaid through the date of such prepayment (it being understood that the Payee is entitled to elect to exercise its conversion rights under Section 4 hereof in whole or in part from time to time during the period after such irrevocable notice of prepayment has been given).

           2. Affirmative Covenants. For as long as any principal or interest remains unpaid under this Note or any Interest Deferral Note:

                 (a)  Reports by the Company.

                      (i)   The Company shall deliver to the Payee,
      promptly after the Company files them with the Securities and Exchange Commission ("SEC"), copies of the annual and quarterly reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                      (ii)  If the Company is not subject to the
      requirements of such Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Payee, on or before the Company would have been required to file them with the SEC, financial statements, including any notes thereto (and with respect to annual reports, an auditors' report by a firm of established national reputation), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," both comparable to that which the Company would have been required to include in such annual and quarterly reports, information, documents or other reports if the Company were subject to the requirements of such Section 13 or 15(d) of the Exchange Act.

                 (b) Notice of Default. The Company shall give prompt written notice to the Payee of the occurrence of any Event of Default hereunder; provided, however, that if any such Event of Default has been remedied, then the failure to give notice hereunder shall not in and of itself constitute an Event of Default hereunder.

                 (c)  Payment of taxes and other claims.  The
Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon it or upon its income, profits or property, and
(2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon its property; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings if the Company shall have set aside on its books adequate reserves with respect thereto in accordance with generally accepted accounting principles.

                 (d)  Maintenance of properties and assets.  The
Company shall cause all properties and assets (or groups of similar properties and assets) which are used or useful in any material respect in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the reasonable judgment of the Company or such Subsidiary, as the case may be, may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted; provided, however, that nothing in this Section 2(d) shall prevent the Company or any Subsidiary from discontinuing the operation or maintenance of any of such properties or assets if such discontinuance is, in the judgment of the Company or the Subsidiary, as the case may be, desirable in the conduct of their respective businesses.

                 (e) Corporate existence. The Company shall, and shall cause each Subsidiary to, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that neither the Company nor any Subsidiary shall be required to preserve any right or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or the Subsidiary, as the case may be.

                 (f) Books and records. The Company shall maintain, and shall cause each Subsidiary to maintain, at their respective principal offices books, accounts and records necessary to prepare financial statements in accordance with generally accepted accounting principles, and in compliance with the regulations of any governmental regulatory body having jurisdiction in respect thereof.

                 (g) Insurance. The Company shall maintain and shall cause each Subsidiary to maintain with responsible insurers such insurance in such amounts as is customary and appropriate for their respective businesses.

           3. Negative Covenants. For so long as any principal or interest remains unpaid under this Note or any Interest Deferral Note, the Company shall not, and shall not permit any of its direct or indirect subsidiaries ("Subsidiaries" or a "Subsidiary") without prior written consent of the Payee:

                 (a) merge or consolidate with or into any other corporation, except (i) any merger or consolidation in which the Company is the surviving corporation and (ii) any merger or consolidation of any entity (other than the Company) with or into any wholly-owned subsidiary of the Company; provided, however, that in no event shall a merger be permitted in which the consolidated net worth of the surviving corporation immediately following such merger is less than the consolidated net worth of such corporation immediately prior to such merger; or

                 (b) sell, assign, transfer or otherwise dispose of all or substantially all of the Company's assets; or

                 (c) declare, authorize or make any dividend or other distribution on any capital stock of the Company (except a dividend or distribution in shares of common stock), and neither the Company nor any Subsidiary shall acquire or redeem shares of capital stock of the Company if, after giving effect thereto, the aggregate payments for all such purposes would exceed 50% of consolidated net income (as determined in accordance with generally accepted accounting principles) for the period commencing January
1, 1996 and ending on the last day of the fiscal quarter immediately preceding the date of payment; provided, however, that nothing shall prohibit any Subsidiary from paying a dividend to the Company or any other wholly-owned subsidiary.

                      (i) The provisions of this Section 3(c) shall not prevent the Company from paying a dividend on common stock within 60 days after the declaration thereof if, on the date of declaration, the Company could have paid such dividend in compliance with the other provisions of this Section 3(c).

                      (ii)  Notwithstanding the foregoing, the
      Company may acquire shares of its capital stock (A) solely in exchange for other shares of capital stock, whether upon conversion or otherwise,
      (B) to eliminate fractional shares, (C) from an employee who has purchased or otherwise acquired such shares under an employee stock option or a stock purchase agreement or other plan or agreement reserving to the Company the option to repurchase the shares (but in no event for a price greater than the higher of fair market value or the price at which such securities were sold by the Company), (D) to the extent required by applicable law, and (E) pursuant to a court order. The amount of aggregate consideration paid by the Company pursuant to this paragraph shall be included in all subsequent computations of payments pursuant to the first paragraph of this Section 3(c). The aggregate consideration paid pursuant to subclauses (B) and (C) of this paragraph shall not exceed the aggregate amount of $1,000,000 in any fiscal year of the Company.

           4.    Conversion Rights.

                 (a) Right to Convert. Subject to the terms and conditions contained herein, the Payee has the right, at its option and in its sole discretion, to convert at any time and from time to time, up to the aggregate outstanding principal amount payable under this Note and the other Tranche A Convertible Promissory Notes payable to such Payee (but in no event in an aggregate amount less than $500,000 at any time) on the date of conversion into a number of shares of common stock of the Company, par value $.01 per share (the "Common Stock"), equal to the dollar amount of the Note then to be converted divided by $1.30 (the "Initial Conversion Price"), as adjusted as herein provided; provided, however, that if the aggregate outstanding principal amount of all of the Tranche A Convertible Promissory Notes payable to such Payee is less than $500,000, the Payee may convert all of such outstanding principal amount. The Initial Conversion Price is subject to adjustment from time to time as provided in Section 4(c), and as so adjusted is referred to herein as the "Conversion Price".

                 The conversion rights of the Payee may be exercised by the Payee partially or in full in its sole discretion. The exercise of such rights on any one or more occasions shall not in any way impair or limit the rights and remedies available to the Payee to take any and all actions available to it under the Note to collect any amounts due to the Payee under the Note which have not been converted to Common Stock. Further, the enforcement from time to time of such rights and remedies by Payee shall not limit the rights of the Payee to elect to convert outstanding amounts under the Note as provided herein notwithstanding the prior initiation or pendency of enforcement actions by the Payee to collect amounts the Payee is then electing to convert.

                 (b) Method of Conversion. The Payee shall exercise its rights to convert, as described herein, by surrendering the Note, at the office or agency of the Company at 45 Dan Road, Canton, MA 02021 or such other address as the Company has provided, in writing, to the Payee. The
Note shall be accompanied by written notice stating the portion of the Note which the Payee intends to convert. No fractional shares or scrip representing fractional shares will be issued upon any conversion, but an adjustment in cash will be made, in respect of any fraction of a share which would otherwise be issuable upon the surrender of the Note for conversion. If any such conversion shall be for less than the sum of the then principal amount of the Note held by the Payee, the Company will forthwith issue to the Payee a new note or notes in the principal amount remaining after such conversion, dated the date hereof, and otherwise upon all of the terms and conditions and in the form hereof.

                 The Note shall be deemed to have been converted immediately prior to the close of business on the day of surrender of the Note for conversion in accordance with the foregoing provisions, and at such time the rights of the Payee, as holder thereof, shall cease to the extent of the portion of the Note converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders thereof at such time. As promptly as practicable on or after the date of any conversion in full or in part of the Note, but in no event later than three business days thereafter, the Company shall, at its expense (including the payment by it of any applicable issue taxes), issue and deliver to the Payee, or as the Payee may direct, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with (a) payment in lieu of any fraction of a share, as hereinabove provided, and (b) in the case of a partial conversion of the Note, a new note or notes as hereinabove provided.

                 (c)  Certain Adjustments.

                      (i) Definitions. The following terms, where used herein, shall have the respective meanings hereinafter provided:

                            a.    "Common Stock", where used in
      this Section 4(c), shall include, in addition to the Common Stock referred to in Section 4(a), any stock into which such Common Stock shall have been changed or any stock resulting from any capital reorganization or reclassification of such Common Stock, and all other stock of any class or classes (however designated) of the Company.

                            b.    "Convertible Securities" shall mean
      any evidence of indebtedness or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                            c.    "Market Price" shall mean, as used
      with reference to any Common Stock on any specified date, the average of the daily high and low trading prices for the five consecutive trading days prior to the specified date as reported in The Wall Street Journal, New York edition.

                            d.    "Note" shall mean this Note and
      each note in the form hereof that shall be issued in replacement of all or any part hereof as provided for herein;

                            e.    "Options" shall mean rights,
      options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                            f.    "Other Securities" shall mean any
      stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the Payee of the Note at any time shall be entitled to receive upon the conversion of the Note, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or other securities pursuant to this
      Section 4(c) or otherwise.

                      (ii) Stock Dividends, Etc. In the event that the Company (A) pays a stock dividend or makes a distribution (other than cash dividend) on its outstanding shares of Common Stock in Common Stock or Convertible Securities, (B) subdivides its outstanding shares of Common Stock, (C) combines its outstanding shares of Common Stock into a smaller number of shares, or (D) issues any shares and/or Convertible Securities by reclassification of its shares of Common Stock then, (x) the number of additional shares of Common
      Stock or Convertible Securities issuable in such event shall be deemed to have been issued immediately after the close of business on the record date (or other date) for the determination of holders of securities in connection with such event and (y) the Conversion Price shall be adjusted so that the Payee shall be entitled to receive the number of shares of Common Stock of the Company which the Payee would have been entitled to receive had the entire outstanding amount of the Note which may be converted been converted immediately prior to such event.

                      (iii) Issuance of Additional Shares of Common
      Stock. In case the Company shall at any time or from time to time on or after the date of the Note issue or sell, or be deemed under any provision of this Section 4(c) to have issued or sold, any additional shares of its Common Stock, without consideration or for a consideration per share which shall be less than the Market Price of the Common Stock or the Conversion Price then in effect, then and in each such case the Conversion Price in effect immediately prior to such issue or sale shall be reduced, effective concurrently with such issue or sale, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue, including, without duplication, those deemed to have been issued under any provision of this Section 4 plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for such additional shares would purchase at such Market Price or Conversion Price, as the case may be, then in effect; and (y) the denominator of which shall be the number of shares of Common Stock of the Company outstanding immediately after such issue or sale including, without duplication, those deemed to have been issued under any provision of this Section 4(c).

                      (iv) Options and Convertible Securities. In the event that at any time or from time to time the Company shall (whether directly or by assumption in a merger or otherwise) grant, issue or sell any Options or Convertible Securities (other than any Convertible Securities issued pursuant to an option), whether or not such Options or Convertible Securities are immediately exercisable or convertible, then the number of shares of Common Stock issuable upon the exercise of such Options (or issuable upon the conversion of such Convertible Securities issuable pursuant to such Options) or upon the conversion of such Convertible Securities, shall be deemed to be outstanding and to have been issued immediately after the opening of business on the date of the grant of such options or of the issuance or sale of such Convertible Securities.

                      (v)   Determination of Consideration.

                            a.    Cash Consideration.  In the event
      of the issuance of shares of Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the amount of cash received by the Company for such shares (or, if such shares of Common Stock are offered by the Company for subscription, the subscription price, or, if such shares of Common Stock are sold to underwriters or dealers for a public offering without a subscription offering, the public offering price), after deducting therefrom any expenses incurred in connection therewith other than any compensation or discount in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services. The consideration for shares of Common Stock deemed to have been issued under Section 4(c)(iv) hereof shall be deemed to have been received by the Company at the time such shares of Common Stock are deemed to have been issued.

                            b.    Consideration Other Than Cash.  In
      the event of the issuance (otherwise than as a dividend or other distribution on any class of capital stock of the Company or upon conversion or exchange of any Convertible Securities or upon any exercise of any Options) of shares of Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash shall be the fair value thereof as determined by the Board of Directors of the Company in its sole discretion exercised in its capacity as such Board of Directors, without regard to the accounting treatment thereof; provided, however, that if the holders of one or more Notes evidencing 50% or more of the Common Stock into which all of the Notes may then or thereafter by converted shall object to such determination of the Board of Directors, such fair value shall be determined by the appraisal of a single appraiser agreed upon by such holders and the Company within ten (10) days after such objection is made by, or on behalf of such holders, or, if they shall not so agree, by a panel of three appraisers acting by majority vote, one selected by such holders, one by the Company and the third by the other two appraisers. If any one of the three appraisers shall not be so appointed within fifteen (15) days after the expiration of such ten-day period, any such holder or the Company may apply to any court sitting in New York for the appointment of such appraiser. All such appraisers shall be experienced with valuation of properties of types similar to such other consideration. The findings of such appraiser(s) shall be final, binding and non-appealable.
      Notwithstanding anything herein to the contrary, if such fair value is determined by the Board of Directors pursuant to the preceding sentence and if the number of shares so to be issued therefor is based on the Market Price of the Common Stock at the time of such determination, no increase in such Market Price between the date of such determination and the date of issuance of such Common Stock for consideration other than cash shall require any adjustment under this
      Section 4(c)(v). The reclassification of securities other than Common Stock into securities including Common Stock, Convertible Securities and Options, shall be deemed to involve the issuance for consideration other than cash of such Common Stock on the date fixed for the determination of security holders entitled to receive such Common
      Stock.

                            c.    Options and Convertible Securities.
      In the event of the issuance of shares of Common Stock deemed to occur under Section 4(c)(iv) with respect to the conversion or exchange of any Convertible Securities or the exercise of any options of the Company, the amount of the consideration received by the Company for such shares of Common Stock shall be deemed to be the total of (a) the amount of the consideration, if any, received by the Company upon the issuance of such Convertible Securities or upon the grant of such Options, as the case may be, determined pursuant to paragraphs (i) and
      (ii) of this Section 4(c)(v), plus (b) the amount of consideration, if any, to be received or deemed to be received by the Company upon such conversion, exchange or exercise.

                            d.    Stock Dividends, etc.  In the event
      that shares of Common Stock are deemed to have been issued pursuant to a stock dividend or subdivision under Section 4(b), such shares shall be deemed to have been issued without consideration.

                      (vi) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of this Section 4(c).

                      (vii) Certain Issues Excepted.  Anything in this
      Section 4(c) to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Conversion Price in respect of:

                            a.    shares of Common Stock deemed to
      have been issued pursuant to Section 4(c)(iv) prior to the date hereof;

                            b.    any issuance, sale or grant of
      options or stock appreciation or other rights to purchase Common Stock to any member of the Company's Board of Directors or to any employee involved in the management of the Company's business under, any employee stock option, stock appreciation, stock bonus, thrift, restricted stock, stock purchase or other similar employee benefit plan now or hereafter established or assumed by the Company and approved by the Board of Directors, and any issuance of shares of Common Stock pursuant thereto, or upon the exercise of any option, right or instrument issued thereunder, provided that the amount of Common Stock granted, issued or issuable pursuant to the foregoing does not exceed, in the aggregate, 8% of the amount of Common Stock outstanding on January 1, 1996 (for purposes of making the foregoing determination, stock appreciation rights shall be treated as providing for the issuance of the amount of Common Stock with respect to which any appreciation thereunder is to be determined);

                            c.    issuances of Common Stock
      pursuant to, or upon the exercise of any option, right or instrument issued to any underwriter of a public offering of the Company Common Stock, provided that the difference between the consideration paid in connection with such issuances and the Market Price or Conversion
      Price in effect immediately prior to such issuances, as the case may be, reflects only reasonable and customary underwriter's discounts, commission, deductions of customary expenses associated with the offering in connection with which such discounts commissions or deductions are granted; and

                            d.    the issuance, exchange or transfer
      of the (x) $26,100,000 Real Estate Promissory Note executed by the Company as of April 4, 1996 in favor of Combined Investors, L.L.C. ("Combined Investors") and (y) the $4,000,000 Convertible Promissory Note executed by the Company as of April 4, 1996 in favor of Combined Investors, or the issuance of Common Stock upon conversion of either of such notes.

                      (viii)Other Securities. In the event that any Other Securities shall be issued or shall become subject to issue upon the conversion or exchange of any stock (or Other Securities) of the Company (or any issuer of Other Securities or any other Person referred to in Section 4(c)(ix)) or subject to subscription, purchase or other acquisition pursuant to any Convertible Securities or options issued by the Company (or any other issuer or Person) for a consideration such as to dilute the conversion rights of the Payees, the computations, adjustments and readjustments provided for in this
      Section 4(c) with respect to the Conversion Price shall be made as nearly as possible in the manner so provided and applied to determine the amount of Other Securities from time to time receivable upon the conversion of the Note, so as to protect the Payees against the effects of such dilution in a manner consistent with the terms of the Note.

                      (ix)  Adjustments For Consolidation Merger,
      Sale of Assets, Reorganization Etc.

                            a.    General Provisions.  If at any time
      the Company shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of the Company's assets or recapitalization of the Common Stock) in which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing (each such transaction being hereinafter referred to as a "Transaction," the date of the consummation of the Transaction being hereinafter referred to as the "Consummation Date," the Company (in the case of a recapitalization of the Common Stock) or such other corporation or entity (in each other case) being hereinafter referred to as the "Acquiring Company," and the common stock (or equivalent equity interests) of the Acquiring Company being hereinafter referred to as the "Acquirer's Common Stock"), then, as a condition to the consummation of the transaction, lawful and adequate provision shall be made so that, upon the basis and the terms and in the manner provided in this Section 4(c), the Payee, upon the conversion thereof at any time after the consummation of the Transaction, shall be entitled to receive, in lieu of the Common Stock or Other Securities issuable upon such conversion prior to such consummation, the stock and other securities, cash and property to which the Note would have been entitled upon the consummation of the Transaction if the Payee had converted the Note immediately prior thereto (subject to adjustments from and after the Consummation Date as nearly equivalent as possible to the adjustments provided for in this Section 4(c) including, without limitation, this
      Section 4(c)(ix)).

                            b.    Marketable Stock.  In the event that
      (A) the Company enters into any Transaction following the consummation of which the Payee would be entitled in accordance with the foregoing provisions of this Section 4(c)(ix) to receive the Acquirer's Common Stock or other securities of the Acquiring
      Company upon conversion of the Note and (B) the Acquiring
      Company's common stock or such other securities are not listed on the New York Stock Exchange or other national securities exchange or NASDAQ or such common stock or other securities do not continue to met the requirements for listing thereon, then at the election of the Payee and pursuant to notice given to the Company on or before the later of (x) the day on which the holders of the stock of the Company approves the Transaction, and (y) the sixtieth (60th) day following the date of delivery or mailing of the last proxy statement relating to the vote on the Transaction by the holders of the stock of the Company, the Payee shall have the right to elect to receive on the Consummation Date, and as a condition precedent to the Transaction, in full payment and in consideration for the surrender of the Note, a cash amount equal to the Market Price of the number of shares of stock (or Other Securities) to which the Payee hereof would have been entitled had such Payee converted the Note immediately prior to the consummation of the Transaction (regardless of whether the Note is in fact then convertible).

                            c.    Assumption of Obligations.
      Anything contained in the Note to the contrary notwithstanding, the Company will not effect any Transaction unless, prior to the consummation thereof, each corporation or entity (other than the Company) which may be required to deliver any stock, securities, cash or property upon the conversion of the Note as provided herein shall assume, by written instrument delivered to the Payee hereof, the obligation to deliver to such Payee such shares of stock, securities, cash or property as, in accordance with the foregoing provisions, such Payee may be entitled to receive, and such corporation or entity shall have similarly delivered to such Payees an opinion of counsel for such corporation or entity, which counsel shall be reasonably satisfactory to such Payee, stating that the Note shall thereafter continue in full force and effect and the terms hereof (including, without limitation, all of the provisions of this Section 4(c)) shall be applicable to the stock, securities, cash or property which such corporation or entity may be required to deliver upon the exercise hereof.

                      (x)   Notice of Adjustment of Conversion Price.
      Whenever the Conversion Price is adjusted as provided in this Section 4(c), the Company shall, within thirty (30) days following the occurrence of the event requiring such adjustment, compute the adjusted Conversion Price and shall give notice to the Payee of such adjustment, showing in detail the method of calculation and the facts upon which such adjustment is based. Upon the request of the Payee, the Company shall cause certified public accounts of recognized national standing (which may be the regular auditors of the Company) selected by the Company to verify such computation and notice, if not previously verified to the Payee; provided, however, that if such verification substantially confirms the Company's calculation the Payee shall bear the Company's cost of procuring such verification, including but not limited to accounting and legal fees. The Company shall also keep copies of all such notices and verifications at its principal office and shall cause the same to be available at such office during normal business hours for inspection by the Payee.

                      (xi) Notice of Certain Corporate Actions. In case:

                            a.    the Company shall declare a
      dividend (including without limitation a special non-recurring cash dividend, any distribution in or on account of a redemption of Common Stock or any other distribution) on its Common Stock;

                            b.    the Company shall authorize the
      granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights;

                            c.    of any reclassification of the
      Common Stock, any capital reorganization of the Company, of any consolidation or merger to which the Company is a party, or of the sale or transfer of all or substantially all of the assets of the Company; or

                            d.    of the voluntary or involuntary
      reorganization, dissolution, liquidation or winding-up of the Company;

      the Company shall, in each event, at least fifteen (15) business days prior to the applicable record date hereinafter specified, give to the Payee notice of (x) the record date for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record will be determined to be entitled to such dividend, distribution, rights or warrants or (y) the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, reorganization, dissolution, liquidation or winding-up is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such event.

                      (xii) Continuing Obligation of the Company.
      The Company will, at the time of each conversion of the Note in full or in part, upon the request of the Payee, acknowledge in writing its continuing obligation to afford the Payee any rights to which the Payee shall continue to be entitled after such conversion in accordance with the provisions of the Note; provided, however, that if the Payee shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to the Payee all such rights.

                      (xiii)Other Dilutive Events. In case any event shall occur (including, without limitation, the occurrence of events described in Section 4(c)(xi) hereof at a time when any portion or all of the Note may not be converted) as to which the other provisions of this
      Section 4(c) are not strictly applicable, but in respect of which the failure to make any adjustment would not, in the opinion of the Payee or of the Company, fairly protect the conversion right granted by the
      Note in accordance with the essential intent and the principles of the Note, then in each such case, upon the written request of the Payee or on its own motion, the Company shall appoint a firm of independent certified public accountants of recognized national standing (which may be the regular auditors of the Company) which shall give its opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 4(c), necessary to preserve, without dilution, such conversion rights. Upon receipt of such opinion, the Company shall promptly mail a copy thereof to the Payee and any adjustment to the Conversion Price described therein shall be made. If such opinion confirms that the requesting party is entitled to an adjustment of the Conversion Price, then the other party shall bear the cost of procuring such opinion, including but not limited to accounting and legal fees. If such opinion refutes such entitlement of the requesting party, the requesting party shall bear such cost.

                      (xiv) No Dilution or Impairment.  The
      Company will not by amendment of its charter or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by it, but the Company will, at all times, in good faith, assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights granted by the Note against dilution. Without limiting the generality of the foregoing, the Company
      (a) will not permit the par value of any shares of Common Stock at the time receivable upon the conversion of the Note to exceed the Conversion Price then in effect, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon any conversion of the Note, (c) will not take any action which results in adjustment of the Conversion Price if the total number of shares of Common Stock (or Other Securities) issuable after the actio upon the conversion or exercise of the Note and all other Options and Convertible Securities would exceed the total number of shares of Common Stock (or Other Securities) then authorized by the Company and available for the purpose of issue upon such exercise.

                 (d)  Reservation of Stock Issuable On Conversion.
The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock or out of Common Stock held in the Company's treasury or a combination of both, for the purpose of effecting the conversion of the Note, the full number of shares of Common Stock then issuable upon the conversion of the Note. The
Company covenants that all shares of Common Stock which are issued upon conversion will be duly authorized and will upon issue be validly issued and fully paid and nonassessable with no liability on the part of holders thereof. The Company will take all such action as may reasonably be necessary to best insure that such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any securities exchange upon which the Common Stock may be listed.

                 (e) Taxes on Conversions. The Company will pay any and all taxes and charges (other than taxes on or measured by income, capital or franchises or similar taxes) that may be payable in respect of the issue or delivery of shares of Common Stock upon conversion of the Note pursuant hereto.

                 (f) Listing On Securities Exchanges. The Company will list the Common Stock or Other Securities on each national securities exchange or NASDAQ on which any Common Stock of the Company or Other Securities may at any time be listed, subject to official notice of issuance from time to time upon the conversion of the Note, and, for so long as any principal indebtedness remains outstanding under the Note or for three (3) years after the date of the Note, whichever is greater, will maintain such listing of all shares of Common Stock and Other Securities from time to time issuable upon the conversion of the Note.

                 (g)  Survival of Rights in Event of Merger or
Consolidation. In the event of any merger or consolidation of the Company where the Company is not to be the surviving entity and the Note is to be assumed by such surviving entity, the conversion rights provided to the Payee in this Section 4 shall be amended or modified as necessary so that the benefits of such rights shall be preserved in full following such merger or consolidation.

           5. Representations and Warranties. The Company hereby represents and warrants to the Payee as follows:

                 (a) The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its respective property, carry on its respective business as now being conducted, and enter into and perform its obligations hereunder.

                 (b) This Note has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and not subject to any defense based upon usury or capacity of the Company, but subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and to general principles of equity.

                 (c) The entry by the Company into this Note, or the incurrence by the Company of indebtedness hereunder and the performance by the Company of its obligations hereunder, do not constitute a violation of or default under or conflict with the Company's certificate of incorporation or by-laws or any agreement, contract or instrument to which the Company or any Subsidiary is a party or is bound or any court or administrative order, or any law, rule or regulation, to which it is subject or by which it is bound.

                 (d) The Company (i) is in compliance in all material respects with all applicable provisions of any law, rule or regulation to which it is subject or by which it is bound, (ii) is in compliance with its certificate of incorporation and by-laws and (iii) is not in default, nor to the Company's knowledge is any third party in default, under or with respect to any agreement, contract or other instrument to which it is a party, except where such default would not have a material adverse effect on the business, assets, operations or prospects of the Company and its Subsidiaries taken as a whole.

                 (e) The shares of Common Stock of the Company into which this Note may be converted have been duly authorized and, when issued as contemplated by this Note, will be validly issued, fully paid and nonassessable and free of preemptive rights.

                 (f) By reason of the exchange of the exchange of the Company's 14% Debentures due 1996, issued pursuant to the Indenture, dated as of January 1, 1986, between the Company and United States Trust
Company of New York, as trustee, it is not necessary to register this Note, any Interest Deferral Note and any shares of Common Stock of the Company into which this Note may be converted in accordance with the Securities Act of 1933, as amended. No commissions or other remuneration has been or will be paid or given directly or indirectly for soliciting such exchange. This Note, any Interest Deferral Note and any shares of Common Stock of the Company into which this Note may be converted may be freely transferred without registration under the Securities Act.

           6.    Events of Default.

                 (a) Each of the following shall constitute an "Event of Default" hereunder:

                      (i) failure by the Company to pay all or any portion of principal under this Note when the same shall be due and payable in accordance with the terms hereof whether by maturity, acceleration or otherwise;

                      (ii) failure by the Company to pay all or any portion of any interest under this Note within five (5) business days after the same shall be due and payable;

                      (iii) any default by the Company in the due and punctual performance or observance of any of the covenants and agreements of the Company contained in this Note;

                      (iv) any representation or warranty herein or in any report, financial statement or certification made or deliver to the Payee by the Company shall be untrue or incorrect in any material respect, as of the date when made or deemed made;

                      (v)   any one or more events constituting
      "Bankruptcy", which shall mean, for the purposes of this Note: (A) the filing by the Company, or by any Subsidiary, of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 7 or Title 11 of the United States Code (or corresponding provisions of future laws) or any other federal or state insolvency law, or the filing by the Company or any Subsidiary of an answer consenting to or acquiescing in any such petition, (B) the making by the Company or any Subsidiary of any assignment for the benefit of its creditors, or the admission by the Company or any Subsidiary in writing of its inability to pay its debts as they mature, (C) the filing of (x) an involuntary petition against the Company or any Subsidiary under Title 7 or Title 11 of the United
      States Code, or any other federal or state insolvency law (or corresponding provisions of future laws), (y) an application for the appointment of a receiver for the assets of the Company or any Subsidiary, or (z) an involuntary petition against the Company or any Subsidiary seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that any such filing referred to in clauses (x), (y) or (z) above shall not have been vacated, set aside or stayed within a 60-day period from the date thereof, or (D) the entry against the Company or any Subsidiary of a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect; or

                      (vi) any default (or series of related defaults) under any bond, debenture or note or under any evidence of indebtedness for borrowed money of the Company or any Subsidiary in excess of $500,000, whether such indebtedness now exists or shall hereafter be created beyond any grace period provided for therein, which default may at the option of the holder thereof or shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have been due and payable.

                 (b) Upon the occurrence of any such Event of Default, Payee may, at any time after such occurrence, by written notice to the Company, declare the entire unpaid balance of this Note to be immediately due and payable, together with interest accrued thereon, if any; provided, however, that in the event of a Bankruptcy such acceleration shall be automatic without any further action or notice by Payee. Demand, presentment, protest and notice of non-payment are hereby waived by the Company. All payments made following an Event of Default shall be applied to payment of interest before application to principal.

           7. Overdue or Default Rate. In the event that any payment of principal or interest provided for herein is not paid by the Company when due, whether by maturity, acceleration or otherwise, and upon the occurrence and during the continuance of an Event of Default hereunder the principal of this Note or any overdue interest, as the case may be, shall bear interest at the rate of 2% per annum above the rate otherwise applicable, which interest shall be payable upon demand of Payee.

           8. Waiver or Alteration. None of the provisions hereof may be waived, altered or amended, except by a written instrument signed by the party to be charged therewith. In the case of any waiver, the Company and the Payee shall be restored to their former respective positions and rights hereunder, and any Event of Default waived shall be deemed to be cured and not continuing; provided, however, no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly provided in such waiver.

           9. Remedies Cumulative. No failure to exercise or delay in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

           10. Notices. Any notices or other communications required or permitted hereunder shall be given in writing and shall be delivered personally, sent by facsimile transmission, Federal Express or similar overnight delivery service, or sent by certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, three days after being deposited in the U.S. mail, to the parties at the address specified below:

           (a)   If to the Company, to

           Grossman's Inc.
           45 Dan Road
           Canton, Massachusetts 02021
           Attention: Richard E. Kent
           Telecopy:  617-830-4901

           with a copy to:

           Ropes & Gray
           One International Place
           Boston, Massachusetts 02110
           Attention: Don S. DeAmicis, Esq.
           Telecopy:  617-951-7050

           (b)   If to the Payee, to:

           Continental Assurance Company
           333 South Wabash
           41 South
           Chicago, Illinois 60685
           Attention: Lynne Gugenheim
           Telecopy:  312-822-4175

           with a copy to:

           Weil, Gotshal & Manges LLP
           767 Fifth Avenue
           New York, New York 10153
           Attention: Michael F. Walsh, Esq.
           Telecopy:  212-310-8007

            Either party may change the address to which notices to it, or copies thereof, shall be addressed by giving notice thereof to the other party in conformity with the foregoing.

           11. Governing Law. This Note shall be governed by, and construed and enforced in accordance with the laws of the State of New York as in effect from time to time, without giving effect to any choice of laws or conflict of laws principles thereof.

           12. Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of the holder hereof in order to effectuate the provisions hereof and the invalidity of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any other provision in any other jurisdiction, including the State of New York.

           13. Costs of Collection, Expenses. If the Payee is required to commence suit to recover any amount due under this Note following an Event of Default, the Payee shall be entitled to collect from the Company reimbursement of such reasonable attorneys' fees and expenses as may be incurred by the Payee in collecting or attempting to collect any amount due hereunder. The Company shall pay on demand the costs of Payee in preparing this Note and any amendment or waiver thereof requested by the Company and in connection with the restructuring transaction related to the issuance of this Note, including the reasonable fees and disbursements of counsel for the Payee.

           14. Successors and Assigns; Transferability. This Note shall be binding upon and inure to the benefit of the Company and its successors and assigns; provided, however, that the Company may not transfer any of its rights or obligations hereunder without the prior written consent of the Payee. The Payee may transfer this Note in whole or in part. The Company agrees to issue replacement Notes from time to time to the Payee or its transferees in such principal amount as Payee shall request so long as the aggregate principal amount of such replacement Notes does not exceed the aggregate outstanding principal amount of the Notes being replaced.

           15. Replacement of Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and the Company's receipt of any indemnity agreement of the Payee reasonably satisfactory to the Company, the Company will execute and deliver, in lieu thereof, a new Note of like terms.

           16. No Set-Off. The obligations of the Company under this Note are absolute and not subject to any right of set-off, counterclaim, recoupment or defenses against the Payee of any kind whatsoever.

           IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer as of the day and year first written above.

                            GROSSMAN'S INC.



                            By:__________________________
                               Name:
                               Title: